Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD THIRD QUARTER SALES

New York, New York, October 17, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2005 third quarter net sales were $77.2 million, up 15% as compared to $67.1 million in the third quarter of last year.  For the nine months ended September 30, 2005, net sales reached $210.0 million, a 22% increase as compared to the corresponding period of the prior year.  There were no discernable effects of changes in foreign currency exchange rates for the current third quarter and nine month periods.  Inter Parfums plans to release operating results for the 2005 third quarter during the week of November 7, 2005.

 Jean Madar, Chairman & CEO of Inter Parfums noted, "Third quarter Burberry fragrance sales continued to grow despite the high threshold set in the comparable period due to the launch of Burberry Brit for Men. Lanvin product sales, which commenced in July 2004, were also ahead of last year's third quarter driven by solid gains from the Eclat d'Arpège line.  To a lesser extent, the debut of Christian Lacroix Tumulte mid-quarter and the geographic rollout of Céline Fever also contributed to our sales growth.  For the fourth quarter, Burberry Brit Gold, a limited distribution fragrance is debuting for the holiday season.  We are also looking forward to our first Lanvin fragrance launch Arpège Pour Homme."

 Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Céline, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

 Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609 Andreas Marathovouniotis 212/836-9611 www.theequitygroup.com